Exhibit 10.39
FOURTH AMENDMENT TO OFFICE LEASE
          This Fourth Amendment to Office Lease (this “Amendment”) is executed as of March 17, 2010, but is effective as of March 1, 2010 (the “Effective Date”), between HUB PROPERTIES LLC, a Massachusetts limited liability company having an address c/o Reit Management & Research LLC, 400 Centre Street, Newton, Massachusetts 02458 (“Landlord”), and QUALITY SYSTEMS, INC., a California corporation having an address at 18111 Von Karman Avenue, #600, Irvine, California 92612, Attention: VP Procurement (“Tenant”).
RECITALS
          Landlord and Tenant entered into that certain Office Lease dated May 8, 2002, as amended by that certain Expansion and Extension Amendment to Office Lease dated October 8, 2004, that certain Amended and Restated Second Amendment to Office Lease dated May 31, 2006 (the “Second Amendment”), and that certain Amended and Restated Third Amendment to Office Lease dated January 11, 2010 (the “Third Amendment”), and as may be further amended from time to time (collectively, the “Lease”) pursuant to which Tenant is leasing 98,022 Rentable Square Feet of space in the Building (as more particularly described in the Lease, the “Premises”).
          Tenant desires to extend the Term of the Lease and to increase the area of the Second Additional Expansion Premises (as defined in the Third Amendment), and Landlord has agreed to such extension and such increase on the terms and conditions contained herein.
          Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
AGREEMENTS
          For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:
          1. Recitals; Amendment and Restatement. The foregoing recitals are hereby incorporated into the body of this Amendment as if they were set forth in full herein.
          2. Extension of Term.
               (a) As of the Effective Date, the third sentence of Section 3.1 of the Lease is deleted in its entirety and replaced with the following:
“The Term shall continue until September 30, 2016 (the “Termination Date”), unless sooner terminated.”
               (b) As of the Effective Date, Section 3.7 of the Lease is deleted in its entirety.

          3. Second Additional Expansion Premises; Use; Tenant’s Tax Share and Tenant’s Expense Share.
                (a) Section 2 of the Third Amendment is amended and restated in its entirety as follows:
“Commencing on April 1, 2010 through the end of the Term, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, 20,450 Rentable Square Feet of Space (the “Second Additional Expansion Premises”) located on the 1st floor of the Building, shown on the floor plan attached hereto as Exhibit A, on the terms and conditions of the Lease, as amended hereby, which Second Additional Expansion Premises, or any part thereof, Tenant shall not use or occupy, or permit or suffer to be used or occupied, other than for the Permitted Use. From April 1, 2010 through the end of the Term, the term “Premises” shall refer collectively to the Original Premises, the Expansion Premises, the Additional Expansion Premises, the Conference Center and the Second Additional Expansion Premises, and both Tenant’s Tax Share and Tenant’s Expense Share shall be increased to 89.3473%, which is the ratio of the Rentable Area of the Original Premises, the Expansion Premises, the Additional Expansion Premises, the Conference Center and the Second Additional Expansion Premises (98,282 Rentable Square Feet) to the total Rentable Area of the Building (110,000 Rentable Square Feet).”
               (b) Exhibit A attached to the Third Amendment is hereby replaced with Exhibit A attached to this Amendment.
          4. Tenant Improvements. Section 3 of the Third Amendment is amended and restated in its entirety as follows:
               “3. Tenant Improvements.
     (a) Condition of Premises. Tenant acknowledges and agrees that Tenant is currently in occupancy of the Premises (except for the Second Additional Expansion Premises) and Tenant is leasing the Premises, including the Second Additional Expansion Premises, in its “AS-IS” condition. Except as hereinafter set forth, Landlord is not responsible to make or pay for any improvements to any portion of the Premises.
     (b) Early Access to the Second Additional Expansion Premises.Tenant shall have access to the Second Additional Expansion Premises upon full execution of this Amendment for the sole purpose of fitting out the Second Additional Expansion Premises, provided that (i) such access does not interfere with the Landlord, (ii) prior to any such access, Tenant delivers to Landlord a copy of its certificate of insurance for the Second Additional Expansion Premises (complying with the terms of the Lease)

naming Landlord as an additional insured. Prior to April 1, 2010, Tenant shall not use the Second Additional Expansion Premises to conduct any business whatsoever. Such early access shall be subject to all of the provisions of the Lease, including the payment of Additional Rent, provided that prior to April 1, 2010 no Minimum Rent for the Second Additional Expansion Premises shall accrue.
     (c) Improvements.
          (i) Construction of Improvements. Tenant shall construct improvements within the Premises strictly in accordance with the terms of this Section 3.
          (ii) Tenant’s Construction Representative. Prior to the commencement of any design documentation, the Tenant, by notice to Landlord in writing, shall designate a single individual as the “Tenant’s Construction Representative,” who Tenant agrees shall be available to meet and consult with Landlord on a continuing basis at the Premises as Tenant’s representative concerning the matters which are the subject of this Section 3 and who, as between Landlord and Tenant, shall have the power legally to bind Tenant in giving direction to Landlord respecting the Construction Documents and the Tenant Work, in giving approvals of design documents and work, and in making requests and approval for changes.
          (iii) Preparation, Review and Approval of Tenant’s Construction Documents. Tenant shall, at its expense, consult with its architect, engineer, designer and such other consultants as it shall deem necessary for development and timely completion of certain documents as described in this Subsection (iii). Promptly following execution of this Amendment, and prior to commencement of preparation of the plans and documents which Tenant is obligated to produce hereunder, Tenant will cause its architect or engineer to conduct a field survey of the Premises to verify critical dimensions.
                    (A) Construction Documents. Tenant, at its expense, shall cause to be prepared and delivered to Landlord one (1) complete reproducible set and six (6) blue-line print sets of complete and final “Construction Documents” consisting of (a) working drawings; (b) six (6) copies of specifications, as approved by Landlord for the Tenant Work (as hereinafter defined); and (c) a permit set. The Construction Documents shall be signed and sealed by a reputable architect or professional engineer (where applicable) licensed and registered in the Commonwealth of Pennsylvania. The Construction Documents shall conform to all applicable laws, ordinances, building codes and requirements of public authorities and insurance underwriters. The Construction Documents shall contain, at a minimum, floor plans, reflected ceiling plans, power and telephone plans, mechanical plans, electrical plans, fire protection plans and all other details and schedules which designate the locations and specifications for all mechanical, electrical, fire protection and life safety equipment to be installed in the Premises, and all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets, special air conditioning, and other improvements to be installed within the Premises.
                    (B) Landlord Approval. Tenant shall submit the Construction Documents for Landlord’s approval in accordance with guidelines and time frames established by Landlord from time-to-time. The approval by Landlord of Tenant’s Construction Documents shall be subject to the following procedural requirements:
                         (I) Landlord shall review the applicable documents or any additional requested information, and either approve the same or return the same to Tenant with requested modifications.
                         (II) If Landlord shall return the modified documents to Tenant with requested modifications, Landlord shall specify a reasonable period of time, not to exceed five (5) business days, within which such modifications shall be made and within which such modified plans shall be re-submitted to Landlord by Tenant, until the modified documents are finally approved by Landlord.
                         (III) To the extent the Tenant’s Construction Documents, as the case may be, in Landlord’s sole judgment, involve any modification of, or impact upon, the Property’s structural, mechanical, electrical or plumbing systems or components, then such approval may be withheld by Landlord in its absolute and sole discretion.
                         (IV) Tenant’s Construction Documents, as approved by Landlord and as modified by Tenant to take account of any changes reasonably requested by Landlord, are hereinafter considered to be “Issued for Construction.”
                         (V) Without limiting the generality of the foregoing, Tenant acknowledges that Landlord may disapprove documents submitted by Tenant under this Section 3(c)(iii) because the work detailed therein: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant’s premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Tenant Work or any plans, drawings, specifications or other items associated with the Tenant Work, nor Landlord’s performance, supervision or monitoring of the Tenant Work, shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises.
                    (C) Costs of Tenant’s Documents. Upon Landlord’s receipt from Tenant of an invoice evidencing the actual cost of Tenant’s preparation of its Construction Documents, Landlord shall pay to Tenant’s architect, engineer or other professional the amount of such cost in accordance with and subject to the procedures set forth in Section 3(d) for the Tenant Work; provided that the aggregate amount to be reimbursed by Landlord to Tenant for Tenant’s cost to prepare such documents and for other costs of the Tenant Work shall not exceed the Construction Allowance, and the Construction Allowance shall be reduced by every such reimbursement to Tenant.
               (iv) Tenant Work Defined. Tenant shall, in a good and workmanlike manner, cause the Premises to be improved and completed at Tenant’s expense (subject to the Construction Allowance as hereinafter provided) and in accordance with Tenant’s Construction Documents, which work (including materials, supplies, components, labor and services therefor) is herein referred to as the “Tenant Work”.
               (v) Tenant’s Contractor.
                    (A) The work shall be performed at Tenant’s expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord’s sole opinion, and who in fact do not, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Landlord hereby approves the following contractors: Tamora Construction, Patriot Construction and Commercial Construction. Tenant’s contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit D attached to the Lease, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.

                    (B) Upon Landlord’s approval of the Tenant’s contractor, Tenant shall enter into a construction contract or construction management agreement for the Tenant Work (the “Tenant Work Contract”). The Tenant Work Contract shall require that both Landlord and Tenant must approve the selection of each subcontractor and supplier over Fifty Thousand Dollars ($50,000.00), such approval not to be unreasonably withheld or delayed.
                    (C) Prior to commencement of the Tenant Work,Tenant will provide Landlord with a copy of the building permit respecting the Tenant Work. Additionally, upon completion of the Tenant Work and prior to occupancy of the Premises by Tenant, Tenant will deliver to Landlord a copy of the permanent Certificate of Occupancy respecting the Premises.
               (d) Payment of Construction Allowance.
          (i) The term “Construction Allowance” shall mean up to the maximum aggregate sum of $982,820.00, to be applied as set forth in this Section 3(d). Tenant may draw upon the Construction Allowance for (A) payment of or reimbursement of costs paid for labor and materials provided for the Tenant Work and incorporated into the Premises, (B) payment of or reimbursement of Tenant’s architect’s and engineer’s and other professional fees paid by Tenant in connection with the design and construction of the Tenant Work as provided in Section 3(c)(iii)(C), and (C) payment of or reimbursement of costs for furniture, fixtures and equipment to be used in the Premises up to $294,846.00 of the Construction Allowance (herein all called “Tenant’s Costs”) in accordance with the terms of this Section 3(d). At the time Tenant’s Construction Documents are finalized, Tenant will deliver to Landlord an estimated budget reasonably detailing the anticipated Tenant’s Costs. Tenant shall submit to Landlord on or before the twentieth (20th) day of each month, a voucher for Tenant’s Costs (in the standard American Institute of Architects form) executed by Tenant’s Construction Representative and by a partner or officer of Tenant, setting forth in reasonable detail the amount of such Tenant’s Costs and identifying the material, labor, fees, and costs to which they relate, accompanied by (A) in the case of a request for reimbursement of costs paid by Tenant, (I) canceled checks, paid invoices or other evidence reasonably satisfactory to Landlord that Tenant has paid the sums sought to be reimbursed, and (II) a lien release executed by each of Tenant’s contractors which received payments for which Tenant is seeking reimbursement, and (B) in the case of a request for payment directly to a contractor or contractors, design professional or furniture vendor, copies of invoices for the work or items sought to be paid and a certification from Tenant’s Construction Representative that the work and items represented by such invoices have been accepted by Tenant. Landlord shall pay to Tenant and/or the Tenant’s contractor(s), design professional(s) and/or furniture vendor(s), as the case may be, the amount of each Tenant voucher, or applicable portion thereof, within thirty (30) days after Landlord’s receipt and approval of a given Tenant’s voucher and the certificate described in Subsection (d)(ii) below, until the Construction Allowance is exhausted; provided, that in no event shall Landlord be liable for any late fees, late charges, interest or any penalty incurred by Tenant under its contract(s) with its contractor(s), design professional(s) and/or furniture vendor(s) as a result of the receipt by any such contractor(s), design professional(s) and/or furniture vendor(s) of payment after the date it is due. Notwithstanding the foregoing, any amounts held back as retainage under contracts for the Tenant Work shall not constitute a part of Tenant’s Costs unless and until paid to the contractor under the terms of the subject contract. If Landlord supervises the construction of the Tenant Work, Tenant shall compensate Landlord in an amount equal to five percent (5%) of the aggregate of the Tenant’s Costs as compensation to Landlord for administration and supervision of the Tenant Work (“Landlord’s Cost”). Landlord’s Cost shall be paid by Tenant to Landlord in installments due within thirty (30) days after billing, in an amount equal to 5% of Tenant’s Costs incurred to date, and may be drawn by Landlord from the Construction Allowance.
          (ii) Each voucher submitted to Landlord by Tenant (as set forth in Subsection (d)(i) above) shall be accompanied by a certificate duly executed and sworn to by Tenant’s Construction Representative stating that: (A) Tenant has incurred and, if applicable, paid, all costs and expenses sought to be paid or reimbursed, (B) based on site inspections and the data comprising the invoice submitted for payment by Landlord, the Tenant Work has progressed to the point indicated and the quality and condition of the Tenant Work theretofore completed or in the process of completion as of the date of such certificate is in accordance with the Construction Documents and with all construction and other contracts pertaining thereto, and (C) that Tenant’s contractor is or was, as the case may be, entitled to the amount so certified. All vouchers requesting disbursement of sums from the Construction Allowance must be submitted to Landlord on or before September 15, 2011.
     (e) Contractor Requirements. In making any alterations and improvements or performing any other work of any kind within the Premises through the services of any contractor or contractors, the following conditions shall be fulfilled, and Tenant, by undertaking to have such work performed by its contractor or contractors, shall be deemed to have agreed to cause such conditions to be fulfilled:
          (i) Prior to commencing any such work, Tenant shall (A) furnish Landlord with a written description of the proposed work and reasonably detailed plans and specifications therefor and (B) obtain the approval of Landlord, in writing, for the specific work it proposes to perform and all such plans and specifications. Landlord shall respond with its approval or disapproval within five (5) business days of receipt of Tenant’s request; provided, however, that should Landlord’s review require review of the plans and specifications by a third party professional, Landlord shall have up to thirty (30) days to respond. Should Landlord disapprove Tenant’s submitted plans and specifications, Landlord will reasonably specify the reasons for disapproval in its response to Tenant.
          (ii) The work shall be performed at Tenant’s expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord’s sole opinion, and who in fact do not, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Landlord hereby approves the following contractors: Tamora Construction, Patriot Construction and Commercial Construction. Tenant’s contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit D attached to the Lease, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.
          (iii) Each of such contractors being paid $5,000.00 or more shall, prior to the commencement of their work and not later than ten (10) days after the execution of their respective contracts, file waivers of mechanic’s liens in the appropriate public office, which waivers shall be effective to preclude the filing of any mechanic’s liens on account of the work to be performed by any of Tenant’s contractors, subcontractors or materialmen.
          (iv) No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s contractors or subcontractors in or about the Property generally. Tenant’s contractors and subcontractors shall be subject to the decisions of Landlord’s contractor as to such matters and as to avoidance of interference with other tenants of the Building or the work of other tenants’ contractors and subcontractors, but Landlord’s contractor shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors or for the coordination of the work of Landlord’s contractors or others with Tenant’s contractors.
          (v) Except as otherwise set forth in this Section 3(e), all such work shall be subject to the requirements and provisions of Section 10.6, 10.7 and 25 of the Lease.
          (vi) Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s, or any other tenant’s, contractors and subcontractors.”
          5. Minimum Rent.
               (a) Section 4 of the Third Amendment is amended and restated in its entirety as follows:
“For the period from April 1, 2010 through September 30, 2010, Tenant shall pay, as additional Minimum Rent for the Second Additional Expansion Premises, the amount of $173,824.98 ($28,970.83 per month). Such payment shall be in addition to all other Minimum Rent Tenant is required to pay under Section 4.1 of the Lease.”
               (b) As of October 1, 2010, Section 4.1 of the Lease is deleted in its entirety and replaced with the following:
          “4.1 Minimum Rent. Annual Minimum Rent for the Premises (“Minimum Rent”) shall be as follows:

October 1, 2010 through	$1,474,230.00	$122,852.50
September 30, 2011	per annum	per month

October 1, 2011 through	$1,523,371.00	$126,947.58
September 30, 2012	per annum	per month

October 1, 2012 through	$1,572,512.00	$131,042.66
September 30, 2013	per annum	per month

October 1, 2013 through	$1,621,653.00	$135,137.75
September 30, 2014	per annum	per month

October 1, 2014 through	$1,670,794.00	$139,232.83
September 30, 2015	per annum	per month

October 1, 2015 through	$1,719,935.00	$143,327.91
September 30, 2016	per annum	per month
All Minimum Rent shall be payable in equal monthly installments due on the first day of each month without demand, deduction or set-off, at the following address (or at such other address of which Landlord shall hereafter give Tenant written notice):
Hub Properties LLC
P. O. Box 845559
Boston, MA 02284-5559”

          6. Base Year. As of October 1, 2010, the definition of “Base Year” set forth in Section 1 of the Lease is deleted in its entirety and replaced with the following:
               “Base Year. The term “Base Year” shall mean calendar year 2010.”
          7. Termination Option. As of the Effective date, Section 7 of the Second Amendment is deleted in its entirety and replaced with the following:
          “(a) Tenant shall have the one-time option to terminate the Lease effective as of October 31, 2014 (the “End Date”), by delivery of written notice of termination to Landlord at least twelve (12) months prior to the End Date; provided, however, that Tenant may only exercise such termination option if, prior to Tenant’s giving notice of such exercise, (i) Tenant has sold all or substantially all of the assets of its subsidiary, NextGen Healthcare Information Systems, a California corporation (“Next Gen”), in an arm’s length sale to a person or entity that is not an affiliate of either Tenant or Next Gen, or (ii) Tenant has requested and Landlord has advised Tenant in writing within twenty days from the date of Landlord’s receipt of Tenant’s request that Landlord is unable to provide expansion space for Tenant in the Building. Tenant’s notice exercising such termination option shall be irrevocable. As material consideration for the option to terminate herein set forth, Tenant shall deliver to Landlord at least ninety (90) days prior to the End Date Tenant’s good bank check for the “Termination Fee” (as defined below). In calculating the Termination Fee, it will be assumed the “Lease Costs” (as defined below) were financed at a fixed interest rate of ten percent (10) per annum with a seventy-two (72) month self-amortizing loan paid in seventy-two (72) equal monthly installments due on the first day of each calendar month, commencing on October 1, 2010 and the “Termination Fee” will be the principal balance that would remain outstanding under such loan following payment of the monthly installment owing for the calendar month in which the End Date occurs. The term “Lease Costs” means the sum of the following: (i) the Construction Allowance plus (ii) Landlord’s professional, designer, architectural and engineering fees and costs, including, without limitation, the cost of review to drawing and other plans relating to the Tenant’s Work, plus (iii) all leasing commission paid by Landlord in connection with this Fourth Amendment, plus (iv) Landlord’s reasonable legal costs incurred and paid in negotiation and preparing this Fourth Amendment. Notwithstanding anything to the contrary contained herein, at Landlord’s option, Tenant’s termination of the Lease pursuant to this Section 7 shall be ineffective if an Event of Default exists either at the time of Tenant’s exercise of its termination option or at the End Date. Failure of Tenant to timely exercise the option herein granted (“exercise” meaning both the giving of the requisite notice and the payment of the Termination Fee) shall constitute Tenant’s irrevocable waiver of such option.

          (b) Section 3.6 of the Lease is deleted in its entirety.”
          8. Right of First Refusal. As of the Effective Date, Section 14 of the Second Amendment is hereby deleted in its entirety and replaced with the following:
          “(a) From October 1, 2010 through September 30, 2012, provided no uncured Event of Default then exists hereunder, and further provided that Landlord shall have received a bona fide request for proposal with respect to all or any portion of the vacant space in the Building (the “Available Space”), Landlord shall first offer the Available Space to Tenant on the same terms and conditions (including, without limitation, length of Term and rate of Minimum Rent) as Landlord is leasing the Premises to Tenant. From October 1, 2012 through the end of the Term, provided no uncured Event of Default then exists hereunder, and further provided that Landlord shall have received a bona fide request for proposal with respect to all or any portion of the Available Space, Landlord shall first offer the Available Space to Tenant for the remainder of the Term, at a minimum rate of rent equal to the average minimum rate of rent that Landlord would propose to the unrelated third party who has requested a proposal, and otherwise on the same terms and conditions as Landlord would propose to the unrelated third party who has requested a proposal, reformulated for the remaining Term; for example, if Landlord would propose $10.00 per Rentable Square Foot for tenant improvements over a five (5) year term to the unrelated third party, but the remaining Term is only two (2) years, then Tenant would receive $4.00 per Rentable Square Foot for tenant improvements.
          (b) Landlord’s offer shall take the form of a written notice to Tenant setting forth the Rentable Area of the Available Space proposed to be leased, the date it is expected to be available, the proposed terms and conditions of lease (which, during the period from October 1, 2010 through September 30, 2012, shall be the same as the Lease) and a floor plan of the space in question. Tenant shall have ten (10) days after the date Tenant receives Landlord’s offer (“Landlord’s Offer”) to accept or decline the same without modification. In the event that Tenant does not accept Landlord’s offer in writing (and without modification) within ten (10) days after the date on which Tenant receives Landlord’s Offer, then Landlord shall be free to lease the Available Space to the party issuing the bona fide request for a proposal. In the event that Tenant accepts Landlord’s Offer in writing (without modification) within such time period, Landlord and Tenant shall have thirty (30) days from the date of Tenant’s acceptance in which to enter into a lease agreement for the Available Space or Landlord shall be free to lease the Available Space to any prospective tenant. Landlord and Tenant acknowledge and agree that if the Available Space subsequently becomes available again, Tenant shall have the same right of first refusal contained herein.”

          9. Ratification of Confession of Judgment.
               SECTION 17.2 OF THE LEASE PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY AND FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVED ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. TENANT HEREBY RATIFIES AND CONFIRMS SECTION 17.2 OF THE LEASE AND CONFIRMS THAT SUCH SECTION APPLIES TO THE RENT DUE WITH RESPECT TO THE SECOND ADDITIONAL EXPANSION PREMISES AND LANDLORD’S POSSESSION OF THE SECOND ADDITIONAL EXPANSION PREMISES. SPECIFICALLY, TENANT ACKNOWLEDGES THAT THE LEASE, AS AMENDED HEREBY, PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY DUE UNDER THE LEASE, AS AMENDED HEREBY, AND FOR EJECTMENT WITH RESPECT TO THE ENTIRE PREMISES. TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT UNDER THE LEASE, AS AMENDED HEREBY, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THE LEASE AND THIS AMENDMENT BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE INCLUSION IN THE LEASE AND IN THE AMENDMENT OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT’S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAS BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.

(Tenant’s Initials)
          10. Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended hereby, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease, as amended hereby, or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.
          11. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than The Flynn Company and Kern Olsen Real Estate Services, whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
          12. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, as amended hereby, and represents and warrants to Landlord that Tenant has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.
          13. Binding Effect; Inconsistency; Governing Law. Except as amended hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.
          14. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same Amendment.
          Executed as of the date first written above.

LANDLORD: HUB PROPERTIES LLC, a Massachusetts limited liability company
By:	MA PO, LLC,
a Delaware limited liability company,
its Managing Member

By:	/s/ David M. Lepore
	Name:	David M. Lepore
	Title:	Vice President

TENANT: QUALITY SYSTEMS, INC., a California corporation
By:	/s/ P. Kaplan
	Name:	P. Kaplan
	Title:	COO

EXHIBIT A
PLAN OF SECOND ADDITIONAL EXPANSION PREMISES

A-1

EXPANSION AREA
+/- 20,450 U.S.F.
FUTURE TENANT
+/- 9,733 U.S.F.

NOT TO SCALE

NEXTGEN HEALTHCARE

OFFICE EXPANSION - CONCEPT 5

02/18/10

AP3C ARCHITECTS